Exhibit 99

FPL Group, Inc. Corporate Communications Dept. Media Line: (305) 552-3888 April 30, 2007 FOR IMMEDIATE RELEASE

FPL Group announces approximately 20 percent growth in first quarter adjusted earnings

  FPL Energy adjusted earnings increase over 30 percent quarter over quarter

  Florida Power & Light Company benefits from strong customer growth

  FPL Group reaffirms 2007 and 2008 adjusted earnings expectations

JUNO BEACH, Fla. (April 30, 2007) - FPL Group, Inc. (NYSE: FPL) today reported 2007 first quarter net income on a GAAP basis of $150 million, or $0.38 per share, compared with $251 million, or $0.64 per share, in the first quarter of 2006. FPL Group's net income for the first quarter of 2007 included a net unrealized after-tax loss of $126 million associated with the mark-to-market effect of non-qualifying hedges. The results for last year's first quarter included a net unrealized after-tax gain of $23 million associated with the mark-to-market effect of non-qualifying hedges and $3 million of after-tax merger related costs.

Excluding the mark-to-market effect of non-qualifying hedges (and merger-related costs in 2006), FPL Group's adjusted earnings were $276 million, or $0.70 per share, for the first quarter of 2007, compared with $231 million, or $0.59 per share, in the first quarter of 2006.

The difference between 2007 first quarter GAAP results and adjusted results is the negative impact of marking to market non-qualifying hedges. The negative mark in the first quarter is the result of increasing forward prices for natural gas and power during the quarter and implies an increase in underlying values for FPL Energy's power generation assets, not marked to market under GAAP, as well as improved market conditions for future contracting opportunities.

FPL Group's management uses adjusted earnings internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors and as inputs in determining whether performance targets are met for performance-based compensation under the company's employee incentive compensation plans. FPL Group also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. FPL Group management believes that adjusted earnings provide a more meaningful representation of FPL Group's fundamental earnings power.

"FPL Group is off to an excellent start in 2007 with another outstanding quarter of earnings growth at FPL Energy coupled with a solid contribution from FPL," said Lew Hay, chairman and chief executive officer of FPL Group. "FPL Energy once again posted double-digit adjusted earnings growth and, similar to last year's first quarter, exceeded the contributions of FPL on an adjusted earnings basis. FPL Energy's results were driven by incremental asset additions, strong results from our wholesale marketing activities and favorable market conditions.

"FPL also performed well in the quarter and benefited from strong customer growth reflecting the continued attractiveness of the Florida economy, but, similar to recent quarters, usage growth, adjusted for weather, remained weak."

Florida Power & Light Company
FPL, FPL Group's rate-regulated utility subsidiary, reported first quarter net income of $126 million or $0.32 per share, compared to $122 million, or $0.31 per share, for the prior-year quarter.

Retail sales of electricity grew three percent during the first quarter. Much of this was driven by customer growth: in the last 12 months, the average number of FPL accounts increased by 98,000 or 2.2 percent, which is slightly ahead of FPL's long-term historical growth rate.

For the first quarter of 2007, operations and maintenance (O&M) expenses were essentially flat compared to the prior-year quarter. Higher customer service, nuclear, employee benefit and insurance costs were offset by lower distribution expenses. Last year's first quarter saw unusually high distribution spending, driven by additional maintenance and repair activities after the 2005 hurricane season.

Full-year O&M is not expected to remain flat. FPL expects increases in nuclear and fossil generation expenses, employee benefits costs, and the impact of the Storm Secure® program to be partially offset by continued productivity gains in other areas. Storm Secure is FPL's comprehensive program to further strengthen its electric infrastructure and power plants against hurricane impacts. For the next few years, FPL expects to spend about $50 million of O&M per year in support of its infrastructure hardening activities. In addition, FPL expects incremental capital investments of $70 million to $200 million per year for its Storm Secure efforts.

Depreciation in the first quarter fell $7 million to $188 million, with higher transmission and distribution depreciation more than offset by reductions in certain amounts recovered through the capacity clause.

Depreciation costs are expected to increase as FPL continues to invest in generation and distribution infrastructure to support customer growth.

"FPL's overall performance for the first quarter was in line with our expectations," said Hay. "FPL had another strong quarter of customer growth and favorable weather related sales comparisons; however, underlying usage, or that portion of usage which cannot be attributed to weather, declined slightly in the quarter."

In early April, FPL filed its ten-year resource plan with the Florida Public Service Commission (PSC) and said it anticipates needing to add approximately 6,700 megawatts of new generation through 2016, in addition to incremental demand side management programs equivalent to nearly 1,500 megawatts of capacity. Over the last 25 years, FPL's demand side management programs have avoided the need for 3,660 megawatts of capacity.

FPL's 1,144 megawatt Turkey Point 5 power plant is expected to become operational in May, slightly ahead of schedule and under budget. The West County Energy Center is currently under construction and the first of the two 1,220 megawatt units is expected to be placed into service in 2009.

Also in April, the PSC began hearings on the need for the proposed 1,960 megawatt Glades Power Park (FGPP). During the hearings, FPL presented evidence to the PSC that the FGPP is not only needed, but that it is expected to be the cleanest coal power plant in the nation with the highest level of efficiency and the lowest CO2 emission rates. The plant will set a standard of excellence for emission controls as it will be 23 percent more efficient than the average existing U.S. coal power plant and produce significantly lower emissions. Including the addition of FGPP, FPL still expects to reduce its CO2 emission rate per megawatt hour 15 percent from 2005 to 2015. The PSC is expected to issue a final order on the need for the FPL Glades Power Park in June 2007.

FPL Energy

FPL Energy, the competitive energy subsidiary of FPL Group, reported first quarter net income on a GAAP basis of $45 million or $0.11 per share, compared to $154 million, or $0.39 per share, in the prior year quarter. FPL Energy's net income for the first quarter of 2007 included a net unrealized after-tax loss of $126 million associated with the mark-to-market effect of non-qualifying hedges. The results for last year's first quarter included a net unrealized after-tax gain of $23 million associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges, adjusted net income for FPL Energy was $171 million, or $0.43 per share, compared to $131 million, or $0.33 per share, in 2006.

The loss in the non-qualifying hedge category is offset by increases in the fair value of physical asset positions in the portfolio, which are not marked-to-market under GAAP. The same factors that drove the decline in value of the hedges also increased the future value of many of FPL Energy's physical assets.

FPL Energy's growth in adjusted earnings in the first quarter was driven primarily by incremental asset additions and growth in the contribution from the wholesale marketing activities.

"The outstanding performance at FPL Energy reflects the strength of our balanced business model," said Hay. "We entered the year highly hedged. Our existing portfolio delivered results comparable to last year's very strong performance, while new assets and favorable results from our full requirements business led to strong growth overall."

FPL Energy's hedged gross margin position for 2007 remains essentially unchanged from the pervious quarter, while hedging of 2008 expected output increased modestly. Over 90 percent of FPL Energy's 2007 equivalent gross margin is protected against commodity price volatility. For 2008 the comparable figure is 85 percent.

FPL Energy's 2007 wind program continues to make excellent progress. Thus far in 2007, the company has well over 500 megawatts of new wind projects under construction, all of which are expected to reach commercial operation by the end of the year. FPL Energy expects to add at least 1,500 megawatts in the 2007/2008 timeframe.

Corporate and Other

Corporate and Other negatively impacted net income by $21 million or $0.05 per share, primarily driven by interest expense.

Outlook

"At this early stage of the year we are not changing our previously disclosed adjusted earnings expectations for 2007 and 2008. For 2007, we expect adjusted EPS to be in the range of $3.35 to $3.45, while for 2008, we expect adjusted EPS to be in the range of $3.60 to $3.80," said Hay. "Although we are not changing our official earnings expectations for 2007 and 2008 at this time, I am pleased with the general trend of the first quarter and optimistic that we can achieve better than the mid-points of the respective ranges."

For 2007, the strong start made by FPL Energy is tempered somewhat by continuing uncertainty over trends in usage per customer at FPL.

For 2008, FPL Group now expects some additional contribution from the pending acquisition of Point Beach Nuclear Plant, which was not factored into adjusted EPS expectations last fall. However, as noted when the transaction was announced, the impact in 2008 is only a few pennies, and the major impact is not expected until after that time.

As always, FPL Group's earnings expectations assume normal weather and operating conditions and exclude the effect of adopting new accounting standards, if any, and the mark-to-market effect of non-qualifying hedges, neither of which can be determined at this time.

As previously announced, FPL Group's first quarter earnings conference call is scheduled for 9 a.m. ET on Monday, April 30, 2007. The webcast is available on FPL Group's website by accessing the following link, http://www.FPLGroup.com/investor/contents/investor_index.shtml. The slides accompanying the presentation may be downloaded at www.FPLGroup.com beginning at 7:30 a.m. ET today. For persons unable to listen to the live webcast, a replay will be available for 30 days by accessing the same link as listed above.

This press release should be read in conjunction with the attached unaudited financial information.

Profile

FPL Group, with annual revenues of nearly $16 billion, is nationally known as a high quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 26 states, it is widely recognized as one of the country's premier power companies. Its principal subsidiary, Florida Power & Light Company, serves 4.4 million customer accounts in Florida.  FPL Energy, LLC, an FPL Group competitive energy subsidiary, is a leader in producing electricity from clean and renewable fuels.  Additional information is available on the Internet at www.FPLGroup.com , www.FPL.com  and www.FPLEnergy.com.

Cautionary Statements And Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) are hereby providing cautionary statements identifying important factors that could cause FPL Group's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and FPL in this press release, on their respective websites, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, believe, could, estimated, may, plan, potential, projection, target, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group and FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and FPL's operations and financial results, and could cause FPL Group's and FPL's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

FPL Group and FPL are subject to complex laws and regulations and to changes in laws and regulations as well as changing governmental policies and regulatory actions, including initiatives regarding deregulation and restructuring of the energy industry and environmental matters.  FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements.  These factors may have a negative impact on the business and results of operations of FPL Group and FPL.

  FPL Group and FPL are subject to complex laws and regulations, and to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, as amended, the Public Utility Holding Company Act of 2005, the Federal Power Act, the Atomic Energy Act of 1954, as amended, the Energy Policy Act of 2005 (2005 Energy Act) and certain sections of the Florida statutes relating to public utilities, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the Florida Public Service Commission (FPSC) and the legislatures and utility commissions of other states in which FPL Group has operations, and the Nuclear Regulatory Commission (NRC), with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).  The FPSC has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

  FPL Group and FPL are subject to extensive federal, state and local environmental statutes as well as the effect of changes in or additions to applicable statutes, rules and regulations relating to air quality, water quality, climate change, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

  FPL Group and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation or restructuring of the production and sale of electricity.  FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

  FPL Group's and FPL's results of operations could be affected by FPL's ability to renegotiate franchise agreements with municipalities and counties in Florida.

The operation and maintenance of power generation facilities, including nuclear facilities, involve significant risks that could adversely affect the results of operations and financial condition of FPL Group and FPL.

  The operation and maintenance of power generation facilities involve many risks, including, but not limited to, start up risks, breakdown or failure of equipment, transmission lines or pipelines, the inability to properly manage or mitigate known equipment defects throughout our generation fleets unless and until such defects are remediated, use of new technology, the dependence on a specific fuel source, including the supply and transportation of fuel, or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency.  This could result in lost revenues and/or increased expenses, including, but not limited to, the requirement to purchase power in the market at potentially higher prices to meet contractual obligations.  Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power.  In addition to these risks, FPL Group's and FPL's nuclear units face certain risks that are unique to the nuclear industry including, but not limited to, the ability to store and/or dispose of spent nuclear fuel and the potential payment of significant retrospective insurance premiums, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's and FPL's plants, or at the plants of other nuclear operators.  Breakdown or failure of an operating facility of FPL Energy may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

The construction of, and capital improvements to, power generation facilities involve substantial risks.  Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of FPL Group and FPL could be adversely affected.

  FPL Group's and FPL's ability to successfully and timely complete their power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities within established budgets is contingent upon many variables and subject to substantial risks.  Should any such efforts be unsuccessful, FPL Group and FPL could be subject to additional costs, termination payments under committed contracts, and/or the write-off of their investment in the project or improvement.

The use of derivative contracts by FPL Group and FPL in the normal course of business could result in financial losses that negatively impact the results of operations of FPL Group and FPL.

  FPL Group and FPL use derivative instruments, such as swaps, options and forwards to manage their commodity and financial market risks.  FPL Group provides full energy and capacity requirements services and engages in trading activities.  FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.  In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the FPSC.

FPL Group's competitive energy business is subject to risks, many of which are beyond the control of FPL Group, that may reduce the revenues and adversely impact the results of operations and financial condition of FPL Group.

  There are other risks associated with FPL Group's competitive energy business.  In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel (including transportation), transmission constraints, competition from new sources of generation, excess generation capacity and demand for power.  There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy.  FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results.  In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results.  In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

FPL Group's ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

  FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry, in general, as well as the passage of the 2005 Energy Act.  In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

Because FPL Group and FPL rely on access to capital markets, the inability to maintain current credit ratings and access capital markets on favorable terms may limit the ability of FPL Group and FPL to grow their businesses and would likely increase interest costs.

  FPL Group and FPL rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows.  The inability of FPL Group, FPL Group Capital Inc and FPL to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets, which, in turn, could impact FPL Group's and FPL's ability to grow their businesses and would likely increase their interest costs.

Customer growth in FPL's service area affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by the growth in customer accounts in FPL's service area.  Customer growth can be affected by population growth as well as economic factors in Florida, including job and income growth, housing starts and new home prices.  Customer growth directly influences the demand for electricity and the need for additional power generation and power delivery facilities at FPL.

Weather affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities.  FPL Group's and FPL's results of operations can be affected by the impact of severe weather which can be destructive, causing outages and/or property damage, may affect fuel supply, and could require additional costs to be incurred.  At FPL, recovery of these costs is subject to FPSC approval.

FPL Group and FPL are subject to costs and other effects of legal proceedings as well as changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

  FPL Group and FPL are subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

Threats of terrorism and catastrophic events that could result from terrorism may impact the operations of FPL Group and FPL in unpredictable ways.

  FPL Group and FPL are subject to direct and indirect effects of terrorist threats and activities.  Generation and transmission facilities, in general, have been identified as potential targets.  The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

The ability of FPL Group and FPL to obtain insurance and the terms of any available insurance coverage could be affected by national, state or local events and company-specific events.

  FPL Group's and FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

FPL Group and FPL are subject to employee workforce factors that could affect the businesses and financial condition of FPL Group and FPL.

  FPL Group and FPL are subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees and work stoppage that could affect the businesses and financial condition of FPL Group and FPL.

The risks described herein are not the only risks facing FPL Group and FPL.  Additional risks and uncertainties not currently known to FPL Group or FPL, or that are currently deemed to be immaterial, also may materially adversely affect FPL Group's or FPL's business, financial condition and/or future operating results.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended March 31, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,448	$ 585	$ 42	$ 3,075

Operating Expenses
Fuel, purchased power and interchange	1,414	237	21	1,672
Other operations and maintenance	329	172	15	516
Merger-related	-	-	-	-
Amortization of storm reserve deficiency	23	-	-	23
Depreciation and amortization	188	103	4	295
Taxes other than income taxes	247	26	(2)	271

Total operating expenses	2,201	538	38	2,777

Operating Income (Loss)	247	47	4	298

Other Income (Deductions)
Interest charges	(68)	(73)	(39)	(180)
Equity in earnings of equity method investees	-	10	-	10
Allowance for equity funds used during construction	8	-	-	8
Interest income	1	7	7	15
Other - net	6	(1)	-	5

Total other income (deductions) - net	(53)	(57)	(32)	(142)

Income (Loss) Before Income Taxes	194	(10)	(28)	156

Income Tax Expense (Benefit)	68	(55)	(7)	6

Net Income (Loss)	$ 126	$ 45	$ (21)	$ 150

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 126	$ 45	$ (21)	$ 150

Adjustments, net of income taxes:
Merger - related costs	-	-	-	-
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	126	-	126

Adjusted Earnings (Loss)	$ 126	$ 171	$ (21)	$ 276

Earnings (Loss) Per Share (assuming dilution)	$ 0.32	$ 0.11	$ (0.05)	$ 0.38
Adjusted Earnings (Loss) Per Share	$ 0.32	$ 0.43	$ (0.05)	$ 0.70
Weighted-average shares outstanding (assuming dilution)				400

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended March 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,584	$ 952	$ 48	$ 3,584

Operating Expenses
Fuel, purchased power and interchange	1,538	487	28	2,053
Other operations and maintenance	330	128	11	469
Merger-related	-	-	5	5
Amortization of storm reserve deficiency	32	-	-	32
Depreciation and amortization	195	87	4	286
Taxes other than income taxes	243	21	2	266

Total operating expenses	2,338	723	50	3,111

Operating Income (Loss)	246	229	(2)	473

Other Income (Deductions)
Interest charges	(68)	(63)	(38)	(169)
Equity in earnings of equity method investees	-	11	-	11
Allowance for equity funds used during construction	4	-	-	4
Interest income	1	5	2	8
Other - net	(2)	4	(1)	1

Total other income (deductions) - net	(65)	(43)	(37)	(145)

Income (Loss) Before Income Taxes	181	186	(39)	328

Income Tax Expense (Benefit)	59	32	(14)	77

Net Income (Loss)	$ 122	$ 154	$ (25)	$ 251

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 122	$ 154	$ (25)	$ 251

Adjustments, net of income taxes:
Merger - related costs	-	-	3	3
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(23)	-	(23)

Adjusted Earnings (Loss)	$ 122	$ 131	$ (22)	$ 231

Earnings (Loss) Per Share (assuming dilution)	$ 0.31	$ 0.39	$ (0.06)	$ 0.64
Adjusted Earnings (Loss) Per Share	$ 0.31	$ 0.33	$ (0.05)	$ 0.59
Weighted-average shares outstanding (assuming dilution)				393

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)
March 31, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 24,323	$ 9,769	$ 236	$ 34,328
Nuclear fuel	458	304	-	762
Construction work in progress	1,303	575	10	1,888
Less accumulated depreciation and amortization	(9,880)	(1,798)	(129)	(11,807)

Total property, plant and equipment - net	16,204	8,850	117	25,171

Current Assets
Cash and cash equivalents	43	161	22	226
Customer receivables, net of allowances	744	462	18	1,224
Other receivables, net of allowances	136	376	199	711
Materials, supplies and fossil fuel inventory - at avg. cost	551	161	7	719
Regulatory assets:
Deferred clause and franchise expenses	41	-	-	41
Storm reserve deficiency	108	-	-	108
Derivatives	378	-	-	378
Other	-	-	3	3
Derivatives	11	133	-	144
Other	201	193	(7)	387

Total current assets	2,213	1,486	242	3,941

Other Assets
Nuclear decommissioning reserve funds	2,288	567	-	2,855
Pension plan assets - net	876	-	751	1,627
Other investments	8	276	171	455
Regulatory assets:
Storm reserve deficiency	743	-	-	743
Unamortized loss on reacquired debt	38	-	-	38
Other	46	-	42	88
Other	143	388	86	617

Total other assets	4,142	1,231	1,050	6,423

Total Assets	$ 22,559	$ 11,567	$ 1,409	$ 35,535

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,319	4,583	(4,340)	4,562
Retained earnings	1,624	1,297	2,334	5,255
Accumulated other comprehensive income (loss)	-	(48)	98	50

Total common shareholders' equity	7,316	5,832	(3,277)	9,871
Long-term debt	4,214	2,495	2,382	9,091

Total capitalization	11,530	8,327	(895)	18,962

Current Liabilities
Commercial paper	526	-	574	1,100
Current maturities of long-term debt	-	580	1,006	1,586
Accounts payable	651	336	8	995
Customer deposits	511	10	1	522
Accrued interest and taxes	336	56	(22)	370
Regulatory liabilities:
Deferred clause and franchise revenues	138	-	-	138
Pension	-	-	13	13
Derivatives	268	258	-	526
Other	444	278	(19)	703

Total current liabilities	2,874	1,518	1,561	5,953

Other Liabilities and Deferred Credits
Asset retirement obligations	1,593	252	-	1,845
Accumulated deferred income taxes	2,398	1,140	(62)	3,476
Regulatory liabilities:
Accrued asset removal costs	2,077	-	-	2,077
Asset retirement obligation regulatory expense difference	872	-	-	872
Pension	-	-	531	531
Deferred clause revenues	17	-	-	17
Other	235	-	-	235
Other	963	330	274	1,567

Total other liabilities and deferred credits	8,155	1,722	743	10,620

Commitments and Contingencies

Total Capitalization and Liabilities	$ 22,559	$ 11,567	$ 1,409	$ 35,535

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)
December 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 24,150	$ 9,689	$ 232	$ 34,071
Nuclear fuel	423	265	-	688
Construction work in progress	1,113	270	10	1,393
Less accumulated depreciation and amortization	(9,848)	(1,679)	(126)	(11,653)

Total property, plant and equipment - net	15,838	8,545	116	24,499

Current Assets
Cash and cash equivalents	64	92	464	620
Customer receivables, net of allowances	872	389	18	1,279
Other receivables, net of allowances	221	232	(76)	377
Materials, supplies and fossil fuel inventory - at avg. cost	558	219	8	785
Regulatory assets:
Deferred clause and franchise expenses	167	-	-	167
Storm reserve deficiency	106	-	-	106
Derivatives	921	-	-	921
Other	-	-	3	3
Derivatives	4	372	-	376
Other	202	158	5	365

Total current assets	3,115	1,462	422	4,999

Other Assets
Nuclear decommissioning reserve funds	2,264	561	(1)	2,824
Pension plan assets - net	857	-	751	1,608
Other investments	8	389	136	533
Regulatory assets:
Storm reserve deficiency	762	-	-	762
Unamortized loss on reacquired debt	39	-	-	39
Other	37	-	43	80
Other	153	414	80	647

Total other assets	4,120	1,364	1,009	6,493

Total Assets	$ 23,073	$ 11,371	$ 1,547	$ 35,991

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	4,695	(4,458)	4,555
Retained earnings	1,848	1,252	2,156	5,256
Accumulated other comprehensive income (loss)	-	17	98	115

Total common shareholders' equity	7,539	5,964	(3,573)	9,930
Long-term debt	4,214	2,490	2,887	9,591

Total capitalization	11,753	8,454	(686)	19,521

Current Liabilities
Commercial paper	630	-	467	1,097
Current maturities of long-term debt	-	572	1,073	1,645
Accounts payable	735	322	3	1,060
Customer deposits	500	10	-	510
Accrued interest and taxes	281	54	(33)	302
Regulatory liabilities:
Deferred clause and franchise revenues	37	-	-	37
Pension	-	-	17	17
Derivatives	780	361	3	1,144
Other	423	237	21	681

Total current liabilities	3,386	1,556	1,551	6,493

Other Liabilities and Deferred Credits
Asset retirement obligations	1,572	248	-	1,820
Accumulated deferred income taxes	2,561	907	(36)	3,432
Regulatory liabilities:
Accrued asset removal costs	2,044	-	-	2,044
Asset retirement obligation regulatory expense difference	868	-	-	868
Pension	-	-	531	531
Deferred clause revenues	-	-	-	-
Other	209	-	-	209
Other	680	206	187	1,073

Total other liabilities and deferred credits	7,934	1,361	682	9,977

Commitments and Contingencies

Total Capitalization and Liabilities	$ 23,073	$ 11,371	$ 1,547	$ 35,991

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Three Months Ended March 31, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 126	$ 45	$ 21)	$ 150
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	189	103	4	296
Nuclear fuel amortization	23	11	(1)	33
Recoverable storm-related costs of FPL	(4)	-	-	(4)
Amortization of storm reserve deficiency	23	-	-	23
Unrealized (gains) losses on marked to market energy contracts	-	187	-	187
Deferred income taxes	109	210	(2)	317
Cost recovery clauses and franchise fees	244	-	-	244
Change in prepaid option premiums	23	-	-	23
Equity in earnings of equity method investees	-	(10)	-	(10)
Distributions of earnings from equity method investees	-	85	-	85
Changes in operating assets and liabilities:
Customer receivables	128	(73)	1	56
Other receivables	16	(8)	(3)	5
Materials, supplies and fossil fuel inventory	7	58	1	66
Other current assets	(22)	2	9	(11)
Other assets	(34)	8	(1)	(27)
Accounts payable	(88)	8	5	(75)
Customer deposits	11	1	-	12
Margin cash deposits	56	45	-	101
Income taxes	63	(134)	(266)	(337)
Interest and other taxes	61	2	4	67
Other current liabilities	17	-	(11)	6
Other liabilities	(3)	(36)	13	(26)
Other - net	28	15	(5)	38

Net cash provided by (used in) operating activities	973	519	(273)	1,219

Cash Flows From Investing Activities
Capital expenditures of FPL	(491)	-	-	(491)
Independent power investments	-	(265)	-	(265)
Nuclear fuel purchases	(29)	(39)	-	(68)
Other capital expenditures	-	-	(15)	(15)
Proceeds from sale of securities in nuclear decommissioning funds	413	64	-	477
Purchases of securities in nuclear decommissioning funds	(435)	(68)	-	(503)
Proceeds from sale of other securities	-	-	48	48
Purchases of other securities	-	-	(62)	(62)
Other - net	2	12	12	26

Net cash provided by (used in) investing activities	(540)	(296)	(17)	(853)

Cash Flows From Financing Activities
Issuances of long-term debt	-	-	-	-
Retirements of long-term debt	-	(43)	(575)	(618)
Proceeds from purchased Corporate Units	-	-	-	-
Payments to terminate Corporate Units	-	-	-	-
Net change in short-term debt	104)	-	107	3
Issuances of common stock	-	-	11	11
Dividends on common stock	-	-	(163)	(163)
Dividends & capital distributions from (to) FPL Group - net	(350)	(114)	464	-
Other - net	-	3	4	7

Net cash provided by (used in) financing activities	(454)	(154)	(152)	(760)

Net increase (decrease) in cash and cash equivalents	(21)	69	(442)	(394)
Cash and cash equivalents at beginning of period	64	92	464	620

Cash and cash equivalents at end of period	$ 43	$ 161	$ 22	$ 226

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Three Months Ended March 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 122	$ 154	$ (25)	$ 251
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	184	87	5	276
Nuclear fuel amortization	24	10	-	34
Recoverable storm-related costs of FPL	(282)	-	-	(282)
Amortization of storm reserve deficiency	32	-	-	32
Unrealized (gains) losses on marked to market energy contracts	-	(61)	-	(61)
Deferred income taxes	62	65	7	134
Cost recovery clauses and franchise fees	312	-	-	312
Change in prepaid option premiums	12	(3)	-	9
Equity in earnings of equity method investees	-	(11)	-	(11)
Distribution of earnings from equity method investees	-	26	-	26
Changes in operating assets and liabilities:
Customer receivables	(61)	25	4	(32)
Other receivables	27	13	(11)	29
Materials, supplies and fossil fuel inventory	(113)	(54)	-	(167)
Other current assets	(17)	(1)	9	(9)
Other assets	(19)	15	(3)	(7)
Accounts payable	(177)	(104)	(14)	(295)
Customer deposits	10	1	-	11
Margin cash deposits	(382)	(2)	-	(384)
Income taxes	139	(35)	(187)	(83)
Interest and other taxes	92	9	13	114
Other current liabilities	(53)	(23)	3	(73)
Other liabilities	39	20	13	72
Other - net	22	(64)	29	(13)

Net cash provided by (used in) operating activities	(27)	67	(157)	(117)

Cash Flows From Investing Activities
Capital expenditures of FPL	(487)	-	-	(487)
Independent power investments	-	(639)	-	(639)
Nuclear fuel purchases	(34)	(26)	(1)	(61)
Other capital expenditures	-	-	(15)	(15)
Proceeds from sale of securities in nuclear decommissioning funds	634	17	-	651
Purchases of securities in nuclear decommissioning funds	(652)	(18)	-	(670)
Proceeds from sale of other securities	-	-	20	20
Purchases of other securities	-	-	1)	(31)
Other - net	(1)	(1)	1	(1)

Net cash provided by (used in) investing activities	(540)	(667)	(26)	(1,233)

Cash Flows From Financing Activities
Issuances of long-term debt	392	-	-	392
Retirements of long-term debt	-	(37)	-	(37)
Proceeds from purchased Corporate Units	-	-	210	210
Payments to terminate Corporate Units	-	-	(258)	(258)
Net change in short-term debt	170	-	314	484
Issuances of common stock	-	-	299	299
Dividends on common stock	-	-	(148)	(148)
Dividends & capital distributions from (to) FPL Group - net	-	581	(581)	-
Other - net	-	29	(3)	26

Net cash provided by (used in) financing activities	562	573	(167)	968

Net increase (decrease) in cash and cash equivalents	(5)	(27)	(350)	(382)
Cash and cash equivalents at beginning of period	56	83	391	530

Cash and cash equivalents at end of period	$ 51	$ 56	$ 41	$ 148

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.
Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc.
Earnings Per Share Summary
(assuming dilution)
(unaudited)

	Three Months Ended March 31,

	2007	2006

Florida Power & Light Company	$ 0.32	$ 0.31
FPL Energy, LLC	0.11	0.39
Corporate and Other	(0.05)	(0.06)

Earnings Per Share	$ 0.38	$ 0.64

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:

Earnings Per Share	$ 0.38	$ 0.64

Merger - related costs	-	0.01
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges,
primarily FPL Energy	0.32	(0.06)

Adjusted Earnings Per Share	$ 0.70	$ 0.59

2006 amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc.
Earnings Per Share Contributions
(assuming dilution)
(unaudited)

First Quarter

FPL Group - 2006 Earnings Per Share	$ 0.64

Florida Power & Light - 2006 Earnings Per Share	0.31
Customer growth	0.03
Usage due to weather	0.02
Underlying usage growth and price mix	(0.02)
O&M expense	-
Depreciation expense	(0.01)
AFUDC	0.01
Interest expense (gross)	-
Share dilution	(0.01)
Other	(0.01)

Florida Power & Light - 2007 Earnings Per Share	0.32

FPL Energy - 2006 Earnings Per Share	0.39
New investments	0.06
Existing assets	-
Asset optimization and trading	0.07
Non-qualifying hedges impact	(0.38)
Share dilution	(0.01)
Other, including interest expense	(0.02)

FPL Energy - 2007 Earnings Per Share	0.11

Corporate and Other - 2006 Earnings Per Share	(0.06)
Merger - related costs	0.01
Share dilution	0.01
Other, including interest expense	(0.01)

Corporate and Other - 2007 Earnings Per Share	(0.05)

FPL Group - 2007 Earnings Per Share	$ 0.38

Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

The sum of the quarterly amounts may not equal the total for the year due to rounding.

FPL Group, Inc.
Schedule of Total Debt and Equity
(millions)
(unaudited)

March 31, 2007	Per Books	Adjusted [1]

Long-term debt, including current maturities, and commercial paper
Junior Subordinated Debentures[2]	$ 1,009	$ 350
Project debt:
Natural gas-fired assets	335
Wind assets	2,002
Debt with partial corporate support:
Natural gas-fired assets	340
Other long-term debt, including current maturities, and commercial paper	8,091	8,091

Total debt	11,777	8,441
Junior Subordinated Debentures[2]		659
Common shareholders' equity	9,871	9,871

Total capitalization, including debt due within one year	$ 21,648	$ 18,971

Debt ratio	54%	44%

December 31. 2006	Per Books	Adjusted [1]

Long-term debt, including current maturities, and commercial paper
Junior Subordinated Debentures[2]	$ 1,009	$ 350
Project debt:
Natural gas-fired assets	353
Wind assets	2,026
Debt with partial corporate support:
Natural gas-fired assets	341
Other long-term debt, including current maturities, and commercial paper	8,604	8,604

Total debt	12,333	8,954
Junior Subordinated Debentures[2]		659
Common shareholders' equity	9,930	9,930

Total capitalization, including debt due within one year	$ 22,263	$ 19,543

Debt ratio	55%	46%

1 Ratios exclude impact of imputed debt for purchase power obligations
2 Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities and enhanced junior subordinated debentures)

FPL Group, Inc.
Long-Term Debt and Commercial Paper
Schedule as of March 31, 2007
(unaudited)

Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long- Term Portion

Long-Term:
Florida Power & Light
First Mortgage Bonds:
First Mortgage Bonds	6.000	06/01/08	$ 200	$ -	$ 200
First Mortgage Bonds	5.875	04/01/09	225	-	225
First Mortgage Bonds	4.850	02/01/13	400	-	400
First Mortgage Bonds	5.850	02/01/33	200	-	200
First Mortgage Bonds	5.950	10/01/33	300	-	300
First Mortgage Bonds	5.625	04/01/34	500	-	500
First Mortgage Bonds	5.650	02/01/35	240	-	240
First Mortgage Bonds	4.950	06/01/35	300	-	300
First Mortgage Bonds	5.400	09/01/35	300	-	300
First Mortgage Bonds	6.200	06/01/36	300	-	300
First Mortgage Bonds	5.650	02/01/37	400	-	400

Total First Mortgage Bonds			3,365	-	3,365

Revenue Refunding Bonds:
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15	-	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79	-	79

Total Revenue Refunding Bonds			94	-	94

Pollution Control Bonds:
Dade	VAR	04/01/20	9	-	9
Martin	VAR	07/15/22	96	-	96
Jacksonville	VAR	09/01/24	46	-	46
Manatee	VAR	09/01/24	17	-	17
Putnam	VAR	09/01/24	4	-	4
Jacksonville	VAR	05/01/27	28	-	28
St. Lucie	VAR	09/01/28	242	-	242
Jacksonville	VAR	05/01/29	52	-	52

Total Pollution Control Bonds			494	-	494

Industrial Bonds:
Dade	VAR	06/01/21	46	-	46

Total Industrial Bonds			46	-	46

Term Loan		May 2008	250	-	250
Unamortized discount			(34)	-	(34)

TOTAL FLORIDA POWER & LIGHT			4,215	-	4,215

FPL Group Capital
Debentures:
Debentures	6.125	05/15/07	500	500	-
Debentures (B Equity Units)	5.551	02/16/08	506	506	-
Debentures	7.375	06/01/09	225	-	225
Debentures	7.375	06/01/09	400	-	400
Debentures	5.625	09/01/11	600	-	600
Debentures (Junior Subordinated)	5.875	03/15/44	309	-	309
Debentures (Junior Subordinated)	6.600	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.350	10/01/66	350	-	350

Total Debentures			3,240	1,006	2,234

Term Loans		June 2008	150	-	150
Unamortized discount			(2)	-	(2)
FPL Energy
Senior Secured Bonds:
Senior Secured Bonds	6.876	06/27/17	99	10	89
Senior Secured Bonds	6.125	03/25/19	88	8	80
Senior Secured Bonds	6.639	06/20/23	314	27	287
Senior Secured Bonds	5.608	03/10/24	326	21	305

Total Senior Secured Bonds			827	66	761

Senior Secured Notes	7.520	06/30/19	233	22	211
Senior Secured Notes	7.110	06/28/20	102	5	97
Limited-recourse Senior Secured Notes	7.510	07/20/21	20	1	19
Senior Secured Notes	6.665	01/10/31	182	10	172
Construction Term Facility	VAR	06/30/08	355	28	327
Other Debt:
Other Debt	VAR	12/27/07	326	326	-
Other Debt	8.450	11/30/12	55	7	48
Other Debt	VAR	12/19/17	99	11	88
Other Debt	8.010	12/31/18	3	-	3
Other Debt	Part fixed & VAR	11/30/19	273	65	208
Other Debt	VAR	01/31/22	600	40	560

Total Other Debt			1,356	449	907

TOTAL FPL ENERGY			3,075	581	2,494

Commercial Paper:
FPL			526	526	-
Capital			573	573	-
TOTAL FPL GROUP CAPITAL			7,036	2,160	4,876

TOTAL FPL GROUP, INC.			$ 11,777	$ 2,686	$ 9,091

May not agree to financial statements due to rounding.

Florida Power & Light Company
Statistics
(unaudited)

	Quarter

Periods Ended March 31	2007	2006

Energy sales (million kwh)
Residential	11,654	11,374
Commercial	10,615	9,994
Industrial	981	985
Public authorities	146	148
Electric utilities	340	372
Increase (decrease) in unbilled sales	(793)	(568)
Interchange power sales	826	996

Total	23,769	23,301

Average price (cents/kwh) 1
Residential	11.34	11.76
Commercial	10.06	10.55
Industrial	8.70	8.73
Total	10.61	11.03

Average customer accounts (000's)
Residential	3,965	3,881
Commercial	487	475
Industrial	21	21
Other	4	2

Total	4,477	4,379

1 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.
	2007	Normal	2006

Three Months Ended March 31
Cooling degree-days	76	49	35
Heating degree-days	134	214	191